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                               JEFKO PRODUCTIONS
                            234 W. 44th Street, #900
                               New York, NY 10036
                        (212) 382-3410 (212)382-3548 fax



February 27, 1997


Robert B. Cayne Jr, Inc.
c/6 Lou Ray Associates
P.O. Box 361070
Strongsville, OH  44136

                        RE: WEST SIDE STORY (NON-EQUITY)


Dear Mr. Cayne,

This letter shall confirm our agreement between Jefko Productions and Robert B. Cayne Jr., Inc. for our tour of WEST SIDE STORY.

Robert B. Cayne Jr., Inc. agrees to provide full capitalization for the tour. In consideration of such investment you shall receive the following:

     1. One hundred (100%) percent of the net weekly operating profits until recoupment of production costs. Thereafter, you shall receive fifty (50%) percent of all net profits derived from the tour.

     2. One and a half (1.5%) percent of the weekly company share.

     3. As further inducement, you shall receive the right of the first (1st) refusal to present the production alone or in association with others in each market on the tour, upon terms consistent with other presenters on the tour.

Thank you and please indicate your consent by signing below.

Agreed to and Accepted by:


/s/  Robert B. Cayne, Jr.                 /s/  Jeffrey Chrzezon
---------------------------------         ------------------------------
Robert B. Cayne, Jr.                      Jeffrey Chrzezon
Robert B. Cayne Jr., Inc.                 Jefko Productions


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                                     MAGIC
                            PROMOTIONS & THEATRICALS



Robert B. Cayne Jr., Inc.
c\o Lou Ray Associates
P. O. Box 361070
Strongsville, Ohio  44136

                        RE: WEST SIDE STORY (NON-EQUITY)


This letter shall confirm our agreement between Magic Promotion (Magic) and Robert B. Cayne Jr., Inc. (Cayne) for the tour of West Side Story.

Magic Promotions understands that Cayne has entered into an agreement with Jefko Productions for producing West Side Story. (hereinafter referred to as the Cayne/Jefko Agreement).

It is agreed that Magic will fund 100% of the money that is needed for Robert
B. Cayne Jr., Inc. to fulfil the Cayne/Jefko Agreement and Magic will receive the following:

One hundred (100%) percent of all money due Robert B. Cayne Jr., Inc. from the production of West Side Story. (Pursuant to the Cayne/Jefko Agreement, attached hereto as exhibit A).

Please indicate your consent by signing below.

Agreed to and Accepted by


/s/  Robert B. Cayne, Jr.                   /s/  John Norman
--------------------------------            ---------------------------------
Robert B. Cayne, Jr.                        John Norman
Robert B. Cayne Jr., Inc.                   Magic Promotions, Inc.